SELIGMAN CAPITAL FUND, INC.
NSAR - Item 77C


PROXY RESULTS
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Seligman Capital Fund Shareholders voted on the following proposals at the
Special Meeting of Shareholders held on December 12, 1995, in New York, New York. Each Director was elected, and all other proposals were approved except for the proposals to amend the Management and Subadvisory Agreements. The description of each proposal and number of shares voted are as follows:

                                 FOR            AGAINST          NON-VOTE
                                 ---            -------          --------
Election of Directors:
   Fred E. Brown              8,685,355         286,571         3,137,121
   John R. Galvin             8,671,142         300,139         3,137,160
   Alice S. Ilchman           8,700,405         282,769         3,137,116
   Frank A. McPherson         8,674,329         297,905         3,137,126
   John E. Merow              8,702,766         280,690         3,137,115
   Betsy S. Michel            8,702,582         283,005         3,137,115
   William C. Morris          8,703,180         281,090         3,137,114
   James C. Pitney            8,701,135         283,324         3,137,115
   James Q. Riordan           8,692,392         292,066         3,137,116
   Ronald T. Schroeder        8,698,140         281,090         3,137,114
   Robert L. Shafer           8,702,110         282,983         3,137,115
   James N. Whitson           8,700,117         284,975         3,137,115
   Brian T. Zino              8,699,369         285,725         3,137,114


                                                                          FOR       AGAINST      ABSTAIN    NON-VOTE
                                                                          ---       -------      -------    --------
Ratification of Deloitte & Touche LLP as independent auditors:         8,565,710    119,738      301,077   3,136,962
Approval of amendments to the Management Agreement to increase
management fee payable by the Fund:                                    5,357,797   3,101,252     530,374   3,134,063
Approval of amendments to the Subadvisory Agreement to increase
the subadvisory fee payable by J. & W. Seligman & Co. Incorporated:    5,413,197   3,015,778     557,449   3,137,063
Approval of amendments of the Fund's fundamental investment policy to
permit mortgaging or pledging of its assets:                           7,117,581   1,330,649     538,194   3,137,062
Elimination of Fund's fundamental investment policy prohibiting
participation in a joint securities trading account:                   7,338,672   1,043,674     604,078   3,137,063
